Exhibit C

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”), is entered into as of January 13, 2026, between Menachem Shalom (the “Purchaser”) and Esousa Group Holdings LLC, a New York limited liability company (the “Beneficial Holder”).

WHEREAS, the Purchaser and the Beneficial Holder are parties to that certain Stock Transfer Agreement (the “Purchase Agreement”), whereby the Beneficial Holder purchased from Purchaser 1,250,000 shares of Class A common stock, par value $0.0001 per share (the “Shares”), of Star 26 Capital, Inc., a Nevada corporation (the “Company”); and

WHEREAS, in connection with and as consideration for entering into the Purchase Agreement, the Beneficial Holder agreed to grant to the Purchaser the right to repurchase Shares and/or any other securities sold to Beneficial Holder pursuant to the terms of the Purchase Agreement or securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to such shares) (“Call Securities”), pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants set forth in this Agreement, the Purchaser and the Beneficial Holder (the “parties”) agree as follows:

1.	Grant of Call Option.

(a) Right to Purchase. Subject to the terms and conditions of this Agreement, including the satisfaction of the Purchase Condition, at any time on or after the Condition Satisfaction Date but on or before the Termination Date, the Purchaser shall have the right (the “Call Right”), but not the obligation, to cause the Beneficial Holder to sell to the Purchaser all of the Call Securities held by the Beneficial Holder on the Condition Satisfaction Date at the Call Purchase Price (as defined in Section 2 of this Agreement).

(b)	Procedures.

(i) If the Purchaser desires to purchase such Call Securities pursuant to this Section 1, the Purchaser shall deliver to the Beneficial Holder prior to the Termination Date a written, unconditional, and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right.

(ii) The Beneficial Holder shall immediately prior to the closing of any purchase consummated pursuant to this Section 1(b), represent and warrant to the Purchaser that (A) the Beneficial Holder has full right, title, and interest in and to all Call Securities delivered to Purchaser upon exercise of the Call Right, (B) the Beneficial Holder has all the necessary power and authority and has taken all necessary action to sell such Call Securities as contemplated by this Section 1, and (C) such Call Securities are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature other than those arising as a result of or under the terms of this Agreement.

(iii) Subject to Section 1(c) below, the closing of any sale of Call Securities pursuant to this Section 1 (the “Call Right Closing Date”) shall take place on the date indicated in the Call Exercise Notice, which date shall be no earlier than two (2) Business Days and no later than five (5) Business Days following receipt by the Beneficial Holder of the Call Exercise Notice.

(c) Closing. At the closing of any sale and purchase pursuant to this Section 1, the Beneficial Holder shall deliver to the Purchaser the Call Securities by delivering to the Purchaser the Call Securities by a book-entry transfer, by delivering stock powers or other instruments effecting transfer or by such other means mutually agreed between the Beneficial Holder and the Purchaser, against receipt of the Call Purchase Price.

(d) Cash Settlement. Notwithstanding the foregoing, the Beneficial Holder shall have the right, in its sole and absolute discretion, to elect cash settlement with respect to an exercise of the Call Right, such that, upon exercise of the Call Right by the Purchaser, the Beneficial Holder may elect (by providing written notice to the Purchaser of its election) not to deliver the Call Securities and, in lieu of delivery of the Call Securities, pay to the Purchaser the Cash Settlement Amount.

(e) Payments. Any amount payable pursuant to the terms of this Agreement, including the Call Purchase Price or Cash Settlement Amount, shall be paid by wire transfer of immediately available funds.

(f) Cooperation. The Purchaser and the Beneficial Holder shall each take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

2.	Call Purchase Price; Cash Settlement Amount; Other Definitions.

(a) In the event the Purchaser exercises the Call Right the aggregate purchase price at which the Beneficial Holder shall be required to sell the Call Securities (the “Call Purchase Price”) shall be $0.01.

(b) “Cash Settlement Amount” means an amount in dollars that equals the difference between (A) the Fair Market Value as of the Condition Satisfaction Date of all of the Call Securities held by the Beneficial Holder on the Condition Satisfaction Date minus (B) the Call Purchase Price; provided that if such amount is less than zero the Cash Settlement Amount shall be deemed to be zero.

(a) “Fair Market Value” means, as of any particular date, (A) with regard to the Shares (or any equity security issued in exchange for the Shares that is listed on a domestic securities exchange) (a “Listed Security”) or any security that is convertible, exercisable or exchangeable for a Listed Security (i) the volume weighted average of the closing sales prices of such Listed Security for such day on all domestic securities exchanges on which such Listed Security may at the time be listed, or, if there have been no sales of such Listed Security on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Listed Security on all such exchanges at the end of such day, minus (ii) the exercise price, conversion price, or other consideration payable by the holder of the Shares upon exercise, conversion or exchange of the Shares for a Listed Security; or (B) with regard to any debt security, the aggregate principal, interest and other amounts payable pursuant to the terms of such debt security. If at any time a Listed Security is not listed on any domestic securities exchange, the Fair Market Value of such Listed Security shall be the fair market value per share as determined jointly by the Purchaser and the Beneficial Holder.

(b) “Business Day” means any day, except a Saturday, Sunday, or legal holiday, on which banking institutions in the city of New York City are authorized or obligated by law or executive order to close.

3. Conditions to Closing. The exercise of the Call Right and the closing of the sale and purchase of the Call Securities pursuant to Section 1 shall be subject to the satisfaction or waiver of the condition that the Beneficial Owner has sold a portion of the Call Securities for gross proceeds equal to $3,000,000 (the “Purchase Condition”). The Beneficial Owner shall provide notice to the Purchaser promptly upon satisfaction or waiver of the Purchase Condition. The date upon which such notice is given is referred to as the “Condition Satisfaction Date.” Upon satisfaction or waiver of the Purchase Condition until the earlier of the Closing Date and the Termination Date, the Beneficial Owner shall cease selling or otherwise disposing of Call Securities.

4.	Termination.

(a) This Agreement shall terminate upon such date (the “Termination Date”) that is the earlier of: (i) the date on which both parties agree in writing to its termination, (ii) the date on which Beneficial Owner no longer holds any Call Securities (iii) the date that is sixty (60) business days after the Condition Satisfaction Date and (iv) [●].

(b) Upon the termination of this Agreement pursuant to Section 4(a), this Agreement shall become null and void and the rights and obligations of the parties shall terminate and expire without any liability of either party to the other party; provided, however, that (x) the provisions and obligations of the parties under this Section 4(b) and Section 3 shall survive any termination; and (y) if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a material covenant of this Agreement, or (iii) a material breach by either party of any representation or warranty or agreement contained in this Agreement, that party shall be fully liable for all damages reasonably and actually incurred or suffered by the non-breaching party as a result of the failure or breach.

5. Notices. All notices, requests, consents, claims, demands, waivers, and other communications made under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses for notices that each party has given to the other party from time to time for this purpose.

6. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to this subject matter.

7. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties may be transferred or assigned by either party without the express permission of the other party, except that the Purchaser may assign its rights under this Agreement to the trustees of any trust of which he is the settlor. Any attempted transfer or assignment in violation of this Section 7 shall be void.

8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature, under or by reason of this Agreement.

9. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party. No waiver by either party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, the invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Connecticut. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated by this Agreement may be instituted in the federal courts of the United States of America or the courts of the State of Connecticut in each case located no further east than Harford, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to the party’s address that the party has given to the other party for this purpose shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

13. Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Call Option Agreement on the date first written above.

PURCHASER

/s/ Menachem Shalom
Menachem Shalom

BENEFICIAL HOLDER

Esousa Group Holdings LLC

By:
Name:	Michael Wachs
Its:	Managing Member

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